Exhibit (e)(2)

CONFIDENTIALITY AGREEMENT

Agreement dated and effective as of May 15, 2006 (the “Effective Date”), between WiderThan Co., Ltd., a company organized under the laws of the Republic of Korea (“WiderThan”), and RealNetworks, Inc., a Washington corporation (“Real”).

Background

1. WiderThan and Real have proposed to exchange information, which is either confidential or proprietary in nature, in connection with their consideration of a possible negotiated transaction between the two companies.

2. Each party desires to protect the confidentiality of the information it provides and to have the other party take or abstain from taking certain actions in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Definitions.

(a) “Disclosing Party” means the party disclosing Evaluation Material.

(b) “Evaluation Material” means any information concerning the Disclosing Party (whether prepared by the Disclosing Party, its Representatives or otherwise and irrespective of the form of communication) that is furnished to the Receiving Party or any of its Representatives by or on behalf of the Disclosing Party, and all notes, analyses, compilations, studies, interpretations, memoranda, reports or other documents (regardless of the form thereof) prepared by the Receiving Party or its Representatives which contain, reflect or are based upon, in whole or in part, any information furnished to the Receiving Party or its Representatives pursuant to this Agreement; provided, however, that “Evaluation Material” does not include information of a Disclosing Party which:

(i) is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by the Receiving Party or its Representatives that violates the terms of this Agreement;

(ii) was within the Receiving Party’s possession prior to it being furnished to the Receiving Party or its Representatives by or on behalf of the Disclosing Party pursuant to this Agreement, provided that, to the knowledge of the Receiving Party, the source of such information was not breaching any confidentiality obligation to the Disclosing Party by providing such information;

(iii) is or becomes available to the Receiving Party from a source other than the Disclosing Party or any of its Representatives, provided that, to the knowledge of the Receiving Party, such source is not breaching any confidentiality obligation to the Disclosing Party by providing such information; or

(iv) is independently developed by the Receiving Party or others on its behalf without reference to or reliance upon any information furnished to the Receiving Party or any of its Representatives by or on behalf of the Disclosing Party.

(c) “Receiving Party” means the party receiving Evaluation Material.

(d) “Representatives” means, with respect to a party, its parents and subsidiaries, and its and their respective directors, officers, affiliates, employees, partners, agents, financing sources or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors).

(e) The term “person” means any entity or individual and the term “affiliate” has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Section 2. Use and Disclosure of Evaluation Material.

(a) Except as otherwise provided in this Agreement, each party hereby agrees that it and its Representatives shall:

(i) use the Evaluation Material of the other party solely for the purpose of evaluating and negotiating a possible transaction between the parties;

(ii) keep the Evaluation Material of the other party confidential in accordance with the terms of this Agreement; and

(iii) not disclose any Evaluation Material of the other party except in accordance with the terms of this Agreement;

provided, however, that the Receiving Party may disclose any Evaluation Material of the Disclosing Party to the Receiving Party’s Representatives who need to know such information for the purpose of evaluating and negotiating a possible transaction between the parties, provided that the Receiving Party’s Representatives are informed of the confidential nature of such Evaluation Material and are bound to maintain the confidentiality of such Evaluation Material.

(b) Except as otherwise provided in this Agreement, neither party nor any of its Representatives shall disclose to any other person (i) the existence of this Agreement, (ii) the fact that Evaluation Material of the other party has been made available to it, (iii) that discussions are taking place concerning a possible negotiated transaction between the parties, (iv) any of the terms, conditions or other facts with respect thereto, or (v) the status of such discussions (collectively, the “Transaction Information”).

(c) The Receiving Party shall be liable to the Disclosing Party for any use or disclosure by any of the Receiving Party’s Representatives of (i) Evaluation Material of the Disclosing Party or (ii) Transaction Information, which if done by the Receiving Party itself would be a breach of this Agreement. The Receiving Party agrees, at its sole expense, to take reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of the Disclosing Party’s Evaluation Material and the Transaction Information.

(d) To the extent that any Evaluation Material may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their mutual desire, intention and understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material that is entitled to protection under the attorney-client privilege, work product doctrine and other applicable privilege shall remain entitled to such protection under these privileges, this agreement, and under the joint defense doctrine.

Section 3. Legally Required Disclosure.

If either party (for purposes of this Section 3, the “Obligated Party”) or any of its Representatives is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process, or by the rules or regulations of any regulatory authority having jurisdiction over the Obligated Party or a stock exchange on which the Obligated Party’s securities are traded) to disclose any of the Evaluation Material of the other party or the Transaction Information, the Obligated Party shall, except as prohibited by law, provide the other party with prompt written notice of any such request or requirement so that the other party may seek, at the other party’s expense, a protective order or other remedy and/or waive compliance with the provisions of this Agreement. If the other party seeks a protective order or other remedy, the Obligated Party shall provide such cooperation as the other party shall reasonably request. If, in the absence of a protective order or other remedy or the receipt by the Obligated Party of a waiver from the other party, the Obligated Party or any of its Representatives is required to disclose Evaluation Material or Transaction Information to any person, the Obligated Party or its Representatives may, without liability hereunder, disclose to such person only that portion of the Evaluation Material or Transaction Information which is legally required to be disclosed, provided that the Obligated Party and its Representatives shall exercise reasonable efforts to minimize the disclosure of the Evaluation Material or Transaction Information.

Section 4. Return of Evaluation Material.

At any time upon the written request of the Disclosing Party for any reason:

(a) the Receiving Party shall promptly return to the Disclosing Party all Evaluation Material furnished to the Receiving Party or its Representatives by or on behalf of the Disclosing Party and shall not retain any copies, extracts or other reproductions (including Evaluation Material stored in any computer or other electronic storage device) in whole or in part of such material; and

(b) the Receiving Party and its Representatives shall destroy all Evaluation Material prepared by the Receiving Party or its Representatives and shall not retain any copies, extracts or other reproductions (including using commercially reasonable endeavors with regard Evaluation Material stored in any computer or other electronic storage device) in whole or in part of such material, and such destruction shall be certified in writing to the Disclosing Party by an authorized officer of the Receiving Party upon request of the Disclosing Party.

Notwithstanding the return or destruction of Evaluation Material, each party and its Representatives shall continue to be bound by their obligations hereunder.

Section 5. Term.

This Agreement shall apply to all Evaluation Material disclosed prior to the date that is six months after the Effective Date. Unless otherwise expressly stated herein, the obligations set forth in this Agreement shall continue until the third anniversary of the Effective Date.

Section 6. Nonsolicitation.

For a period of one (1) year from the Effective Date, neither party nor its affiliates shall solicit to employ any person who (i) is, or within the prior six months was, an officer of the other party or (ii) is, or within the prior six months was, employed in any capacity by the other party and with whom Representatives of the first party came in contact during the process of considering a transaction contemplated by this Agreement; provided, however, that this paragraph shall not prevent a party or its affiliates from hiring a person identified in clause (i) or (ii) (a “Covered Person”) if: (1) such Covered Person contacts the party or its Representatives on the Covered Person’s own initiative without any direct or indirect solicitation by or encouragement from such party or its Representatives; or (2) such Covered Person responds to a general solicitation of employment not specifically directed towards the other party or particular employees of the other party.

Section 7. Standstill.

Each party agrees that, for a period of one (1) year from the Effective Date, unless such party shall have been specifically invited in writing by the other party, neither such party nor any of its affiliates shall in any manner, directly or indirectly:

(a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise, assist or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the other party, other than purchases of products in the ordinary course of business; (ii) any tender or exchange offer, merger or other business combination involving the other party; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the other party; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the other party;

(b) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to any securities of the other party;

(c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the other party;

(d) take any action which might force the other party to make a public announcement regarding any of the types of matters set forth in paragraph (a) above; or

(e) enter into any discussions or arrangements with any person with respect to any of the foregoing.

Each party also agrees during such period not to request the other party (or its Representatives), directly or indirectly, to amend or waive any provision of this section (including this sentence). Each party represents and warrants that, as of the date of this Agreement, neither such party nor any of its affiliates owns, of record or beneficially, any voting securities of the other party, or any securities convertible into or exercisable for any voting securities of the other party.

Section 8. Trading in Securities.

Each party acknowledges that it is aware (and that its Representatives who are apprised of a possible transaction between the parties have been or will be advised) that applicable securities laws prohibit any person who is aware of material, non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Section 9. No Representations and Warranties; Relationship to Definitive Agreement.

(a) Each party understands and acknowledges that neither party nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material furnished by or on behalf of such party. Each party agrees that neither the other party nor its Representatives shall have any liability to such party or any of its Representatives or any other person relating to or resulting from the use of the Evaluation Material furnished by or on behalf of the Disclosing Party or any errors therein or omissions therefrom. Only those representations or warranties which are made in a definitive agreement between the parties, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect. For purposes of this Agreement, the term “definitive agreement” does not include any executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal acceptance of any offer or bid made by one party.

(b) Each party understands and agrees that no contract or agreement providing for any transaction involving the parties shall be deemed to exist unless and until a definitive agreement has been executed and delivered and each party hereby waives in advance any claims, including without limitation claims for breach of contract, in connection with any transaction between the parties unless and until the parties shall have entered into a definitive agreement. Each party also agrees that unless and until a definitive agreement regarding a transaction between the parties has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this Agreement or any other written or oral communication with respect to such transaction, except for the matters specifically agreed to herein.

(c) Each party reserves the right, in its sole discretion, to reject any and all proposals made by the other party with regard to a transaction between the parties and to terminate discussions and negotiations with the other party at any time and for any reason or no reason. Each party understands that the other party and its Representatives shall be free to conduct any process for any transaction in such manner as they, in their sole discretion, shall determine (including, without limitation, negotiating with other interested parties and entering into a preliminary or definitive agreement without prior notice to the other party or any other person) and that any procedures relating to such process or transaction may be changed at any time without notice to the other party or any other person.

Section 10. Contacts and Communications.

Each party agrees that all contacts or communications by it or its Representatives with the other party regarding a possible transaction between the parties or the Evaluation Material of the other party, all requests for additional information, facility tours or management meetings and all discussions or questions regarding procedures with respect to a possible transaction, will be submitted or directed only to Jefferies Broadview (in the case of WiderThan) and           (in the case of          ), or as the other party shall otherwise instruct in writing. Without the express prior consent of the other party, each party agrees that it will not, directly or indirectly, contact or communicate with any officer, employee, director, stockholder, agent, customer or business partner of the other party regarding Evaluation Material or a possible transaction between the parties.

Section 11. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

(b) Each party recognizes and acknowledges the competitive value and confidential nature of the Evaluation Material of the other party and that irreparable damage may result to the other party if information contained therein or derived therefrom is disclosed to any person except as herein provided or is used for any purpose other than the evaluation of a possible negotiated transaction between the parties. Each party further understands and agrees that money damages may not be a sufficient remedy for any breach of this Agreement by either party hereto or any of such party’s Representatives and that the non-breaching party may be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by either party of this Agreement, but shall be in addition to all other remedies available at law or equity. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, nonappealable order that a party has breached this Agreement, then the non-breaching party may seek to recover from the breaching party the fees and disbursements that such non-breaching party has incurred in connection with such litigation, including any appeal therefrom.

(c) This Agreement may not be assigned in whole or in part by either party without the prior written consent of the other party; provided that no such consent shall be required, and this Agreement may be assigned by a party, in the case of a sale by such party of all or substantially all of its business or assets, whether by merger, sale of assets or otherwise. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

(d) This Agreement contains the entire agreement between the parties concerning the subject matter hereof. No provision of this Agreement may be waived or amended except by the express written consent of the parties. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

(e) All notices and other communications hereunder shall be in writing. Any notice or other communication hereunder shall be deemed duly delivered one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to WiderThan:	Copy to:
WiderThan Co., Ltd. 519 Eighth Avenue 2nd Floor New York, NY 10018 Attention: Dan Nemo, Senior Vice President and General Counsel	WilmerHale 60 State Street Boston, MA 02109 Attention: John A. Burgess
If to: _ _:	Copy to:
Attention:	Attention:

Either party may give any notice or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice or other communication shall be deemed duly given unless and until the party for whom it is intended actually receives it. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

(f) For the convenience of the parties, this Agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on both parties.

(g) The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

EXECUTED as of the date first above written.

WIDERTHAN CO., LTD.

By:	/s/ Sang Jun Park

Name:	Sang Jun Park

Title:	CEO

REALNETWORKS, INC.

By:	/s/ Tracy D. Daw

Name:	Tracy D. Daw

Title:	VP — Corp Development